Exhibit 99.1

FOR IMMEDIATE RELEASE

DUCKWALL-ALCO ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

Abilene, Kan. (June 12, 2007) - Duckwall-ALCO Stores, Inc. (Nasdaq: DUCK) has announced that Jeffrey J. Macke has resigned from the Company’s board of directors, citing time constraints. Patrick G. Doherty has been elected by the board to replace Macke.

“It was a tough decision to resign from the Duckwall-ALCO board,” stated Macke. “However, between my relocation to New York and the demands of helping create a daily television program, now is the right time for me to step aside and make room on the board for a fresh perspective. I have great respect for the Duckwall-ALCO management and board and believe the Company is headed in the right direction. The Company is in great hands and I look forward to watching Duckwall-ALCO’s successful growth in the coming years.”

Patrick Doherty, President of Mariner Equity Management in Chesterfield, Mo., will replace Macke. Prior to forming the private equity fund in 2006, Doherty spent 14 years with A.G. Edwards. Earlier in his career Doherty also worked for Dean Witter Reynolds in New York and in various management positions for Eagle Snacks, Inc., a former subsidiary of Anheuser Busch Companies, Inc.

Commenting on the change in directors, Warren Gfeller, Duckwall-ALCO’s Chairman of the Board, stated “Jeff has been an active and involved board member since 1998 and we value the significant contributions he has made to this Company. We are very fortunate to have Patrick join us to replace Jeff. With Pat’s extensive financial and investment banking expertise, I am confident he will be a tremendous complement to our board and we look forward to his contribution as we move forward.”

About Duckwall-ALCO Stores, Inc.
Duckwall-ALCO Stores, Inc. is a regional retailer that specializes in meeting the needs of smaller, underserved communities throughout the central United States. The Company offers an exceptional selection of fashionable merchandise, quality products and recognized brand names at reasonable prices. Our specialty is delivering those products with the friendly, personal service our customers have come to expect. With 255 stores across 21 states, we are proud to have continually provided excellent products at good value prices to our customers for 106 years. To learn more about Duckwall-ALCO Stores, Inc. visit our website at www.ALCOstores.com.

Forward-looking statements
This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments and Company performance. Factors, which could significantly change results, include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company’s quarterly 10-Q filings and other public documents, copies of which are available from the Company on request.

For more information, contact:
Jon A. Ramsey
Interim Vice President and Controller
785-263-3350 X221
email: jramsey@ALCOstores.com
or
Debbie Hagen
Hagen and Partners
913-652-6547
email: dhagen@hagenandpartners.com